Exhibit 99.1

Regional Management Corp. Appoints Michael R. Dunn as

Permanent Chief Executive Officer

Greenville, South Carolina – November 20, 2014 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, today announced that the Board of Directors has appointed Michael R. Dunn as the Company’s permanent Chief Executive Officer, effective immediately.

“It was apparent almost immediately after Mike assumed the CEO role that he is the right person to lead Regional Management through this current transition and into a new stage of development and expansion,” said Alvaro G. de Molina, Chairman of the Board of Directors. “Mike’s skill set and vast experience in consumer finance are what Regional requires for the Company to succeed in the long-term, and we are excited that he has accepted the role on a permanent basis. Further, Mike’s appointment allows the Regional team to wrap up the search process quickly and to focus its energies on further improving operations.”

“Regional represents an incredibly compelling opportunity for a CEO to take the reins, positively impact the future of this business and ultimately drive significant value for shareholders,” added Mr. Dunn. “In my first few weeks, I was able to assess where we currently stand with respect to our lending platform and our people, and it’s clear that we have the right tools and talent in place—from our first-class management team and Board to our diverse product portfolio. Notably, we believe we are well on our way to reducing our credit volatility and resolving our delinquency issues. In addition, the upcoming implementation of our new loan management system platform and an increased emphasis on our large loan offerings should position the Company for expansion in the long-term. I look forward to working collaboratively with all of our employees to take Regional to the next level.”

Mr. Dunn was appointed a director of Regional Management in July 2014. From 2007 through 2013, Mr. Dunn was a partner at the private equity firm of Brysam Global Partners, a specialized firm focused on investing in international banking and consumer lending companies. Mr. Dunn served as a board or alternate board member for all of Brysam’s portfolio companies. Prior to that, Mr. Dunn was with Citigroup for over 30 years, where he was the Chief Financial Officer of the Global Consumer Group from 1996 through 2007, adding the title of Chief Operating Officer of the Group in 2005. Citigroup’s Global Consumer Finance group included consumer finance businesses around the world. He was also a member of the Citigroup Operating and Management Committees. He holds a Bachelor of Science degree from New York University, attended the University of Michigan Executive Program and is a Certified Public Accountant in New York State.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of, governmental responses to those conditions; changes in interest rates; risks related to acquisitions and new branches; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); and the departure, transition or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico and Georgia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contacts:

Investor Relations

Garrett Edson, (203) 682-8331